EXHIBIT 99.1

Contact:	Lamar Cox
Acting Chief Financial Officer
615-599-2274

TENNESSEE COMMERCE BANCORP
REPORTS RECORD SECOND QUARTER RESULTS

FRANKLIN, Tenn. – (July 29, 2008) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today reported record net income, loans and deposits for the second quarter ended June 30, 2008.  Net income rose to $1.8 million, or $0.38 per diluted share, for the second quarter of 2008, compared with $1.6 million, or $0.34 per diluted share, in the second quarter of 2007.

“Tennessee Commerce reported record results in the second quarter and benefited from solid organic loan growth,” stated Mike Sapp, President of Tennessee Commerce Bancorp.  “Our business bank operating model continued to deliver above average loan growth and very efficient operations.  Our efficiency ratio of 41.9% for the second quarter was one of the best in the industry and our asset-to-employee ratio rose to $14.2 million, almost four times higher than the average for other Tennessee banks.

 “We remain very positive about our continued growth opportunities.  We achieved $1 billion in assets during the second quarter due to continued loan demand from local business customers and the contribution from our new loan production offices opened earlier this year in Minneapolis and Atlanta.  We are proud of the fact that all of our growth has been generated by our strong markets and our strategic focus on business customers, without any assistance from mergers or acquisitions,” continued Mr. Sapp.

Second Quarter Highlights

●Net income rose 14.6% to $1.8 million, or $0.38 per diluted share
●Net loans increased 44.0% to a record $927.1 million
●Asset quality remained strong with a 1.23% loan loss reserve to loans
●Total deposits increased 39.8% to a record $955.2 million
●Operating efficiency ratio improved to 41.9%, one of the best in the industry
●Net interest income increased 26.3% to $8.4 million
●Net interest margin was 3.44%
●Gain on sale of loans rose 84.0% to $852,000
●Raised $14.5 million in capital in a trust preferred offering
●Total risk-based capital was 10.3% and Tier 1 capital was 9.13% for the bank

“We added $73.2 million in net new loans and sold an additional $10 million in loans in the second quarter,” stated Mr. Sapp.  “Our excellent loan growth and higher net interest margins since the first quarter of this year were primary contributors to our net interest income rising 26.3% to a record $8.4 million compared with $6.6 million in the second quarter of last year.  Strong demand for our loan syndications also resulted in a significant increase in gain on the sale of loans during the second quarter.

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TNCC Reports Record Second Quarter Results

July 29, 2008

“Our loan pipeline remains very strong going into the third quarter.  We plan to syndicate a higher percentage of loans in the second half of 2008 to assist us in balancing loan growth with our capital base.  Our goal is to manage our balance sheet to produce a solid return for our shareholders while maintaining our well-capitalized base,” continued Mr. Sapp.

Net interest income rose 26.3% to $8.4 million in the second quarter of 2008 compared with $6.6 million in the second quarter of 2007.  The growth in net interest income was due primarily to an increase in loans and loan fees, partially offset by a decrease in net interest margin due to lower rates since the second quarter of 2007.  Net interest margin was 3.44% for the second quarter of 2008 compared with 3.89% in the second quarter of 2007.

“Our net interest margin is up 14 basis points since the first quarter of this year,” noted Mr. Sapp.  “Our margin growth benefited from our excellent average loan yield of 7.81% in the second quarter and lower average deposit costs compared with the linked first quarter.  We expect our margin to improve in the third quarter as deposits reprice at lower rates.  We also expect third quarter interest income will benefit from a large amount of loans that were closed late in the second quarter.”

Provision for loan losses was $2.3 million in the second quarter of 2008, an increase from $1.5 million in the second quarter of last year.  At the end of the second quarter, the allowance for loan losses was $11.5 million, or 1.23% of loans, compared with $8.6 million, or 1.32% of loans, in the year prior period.  The increase in allowance for loan losses since last year was primarily related to the growth in the loan portfolio and an increase in non-performing assets since the second quarter of 2007.  Charge-offs rose to $1.9 million in the second quarter of 2008 and included a loan totaling $525,000 that is currently in litigation.  The Company expects a significant recovery of the amount charged-off on this credit.

“We experienced some deterioration in the credit quality of our smaller national accounts as the year has progressed, particularly in the transportation sector,” noted Mr. Sapp.  “This factor contributed to the increase in our non-performing assets and past due loans since the beginning of this year.  As a result, we have reduced our lending to the transportation industry going forward.  This has been a very good market for us and we will continue to evaluate our opportunities as the economy strengthens for this sector and fuel prices moderate.  In the interim, we remain very proactive in monitoring and collecting these loans to minimize future losses.

 “We believe the diversification of our loan portfolio across a number of industries and markets will help insulate us from credit issues related to any single market,” continued Mr. Sapp.  “We have no exposure to subprime loans and real estate represents only 36.2% of our portfolio at the end of the second quarter.  We believe our reserves are adequate based on these factors.”

Non interest income rose 31.6% in the second quarter of 2008 to $803,000 compared with $610,000 in the second quarter of 2007.  Gain on sale of loans rose 84% to $852,000 compared with $463,000 in the second quarter of last year.  The principle balance on loans sold in the second quarter of 2008 was $10 million compared with $14 million in the second quarter of 2007.  Demand for loan sales remains strong with the Company’s correspondent banks.

Non-interest expenses rose 24.3% to $3.9 million compared with $3.1 million in the second quarter of 2007.  The was due primarily to higher professional fees related to increased compliance and audit costs incurred during the first half of 2008, and an increase in ‘other’ expenses that include costs related to increased collection efforts.

Tennessee Commerce was classified as a well-capitalized bank at the end of the second quarter.  Total risk-based capital was 10.17% for the holding company and 10.3% for the bank compared with regulatory requirements of 10.0% for a well-capitalized bank and minimum regulatory requirements of 8.0%.  Tier 1 capital was 9.0% for the holding company and 9.13% for the bank, both well above the requirement of 6.0% for a well-capitalized bank and minimum regulatory requirements of 4.0%.

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TNCC Reports Record Second Quarter Results

July 29, 2008

Average weighted diluted shares outstanding increased 2.1% to 4.9 million in the second quarter of 2008 from 4.8 million in the second quarter of 2007.

Six Months Results

●Net income rose 6.8% to $3.2 million, or $0.66 per diluted share
●Net interest income increased 29.7% to $15.9 million
●Non interest income was $1.3 million
●Gain on sale of loans increased 10.8% to $1.4 million
●Non interest expenses were up 40.0% to $8.0 million

“Tennessee Commerce is on track to report continued growth in the second half of 2008,” continued Mr. Sapp.  “We believe our solid performance will benefit from our focus on the business banking community.”

Net income rose 6.8% to $3.2 million for the first six months of 2008 compared with $3.0 million in the same period of 2007.  Net income per diluted share increased 4.8% to $0.66 compared with $0.63 in the first six months of 2007.

Net interest income rose 29.7% to $15.9 million, up from $12.2 million in the first six months of 2007. The growth in net interest income benefited from a 41.2% increase in earnings assets to $1.0 billion.  Net interest margin was 3.37% for the 2008 period compared with 3.76% for the same period in 2007.

Provision for loan losses was $3.9 million for the first six months of 2008 compared with $3.0 million for the same period in 2007.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Birmingham, Alabama and Minneapolis.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp's operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation's filings with the Securities and Exchange Commission.

Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

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TNCC Reports Record Second Quarter Results

July 29, 2008
TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2008 (UNAUDITED) AND DECEMBER 31, 2007

(dollars in thousands except share data)	June 30, 2008	December 31, 2007 (1)
ASSETS
Cash and due from financial institutions	$5,287	$5,236
Federal funds sold	909	9,573
Cash and cash equivalents	6,196	14,809
Securities available for sale	96,030	73,753
Loans	938,636	794,322
Allowance for loan losses	(11,520)	(10,321)
Net loans	927,116	784,001

Premises and equipment, net	1,453	1,413
Accrued interest receivable	6,881	5,901
Restricted equity securities	1,376	938
Deferred tax asset	436	—
Income tax receivable	—	1,886
Other assets	26,497	17,452

Total assets	$1,065,985	$900,153

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest bearing	$21,235	$27,427
Interest-bearing	934,013	787,626
Total deposits	955,248	815,053

Federal funds purchased	8,300	2,000
Accrued interest payable	2,982	2,292
Short-term borrowings	9,500	7,000
Accrued Bonuses	499	1,700
Long-term subordinated debt	23,198	8,248
Deferred tax liabilities	—	139
Other liabilities	606	600
Total liabilities	1,000,333	837,032
Shareholders’ equity
Preferred stock, no par value. 1,000,000 shares authorized; none issued	—	—
Common stock, $0.50 par value. 10,000,000 shares authorized at June 30, 2008 and December 31, 2007; 4,731,696 and 4,724,196 shares issued and outstanding at June 31, 2008 and December 31, 2007, respectively.	2,366	2,362
Additional paid-in capital	45,150	45,024
Retained earnings	18,647	15,426
Accumulated other comprehensive loss	(511)	309
Total shareholders’ equity	65,652	63,121

Total liabilities and shareholders’ equity	$1,065,985	$900,153

(1) The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

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TNCC Reports Record Second Quarter Results

July 29, 2008

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
SIX MONTHS ENDED JUNE 30, 2008 AND 2007
THREE MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

	Six Months Ended June 30,		Three Months Ended June 30,
	2008	2007	2008	2007
Interest income
Loans, including fees	$33,597	$25,985	$17,215	$13,886
Securities	2,177	1,587	1,144	823
Federal funds sold	141	251	70	143
Total interest income	35,915	27,823	18,429	14,852

Interest expense
Deposits	19,438	15,273	9,694	8,047
Other	619	319	339	159
Total interest expense	20,057	15,592	10,033	8,206

Net interest income	15,858	12,231	8,396	6,646

Provision for loan losses	3,940	3,000	2,340	1,500

Net interest income after provision for loan losses	11,918	9,231	6,056	5,146

Non-interest income
Service charges on deposit accounts	49	69	25	32
Securities gains (losses)	30	10	—	—
Gain on sale of loans	1,418	1,280	852	463
Other	(167)	73	(74)	115
Total non-interest income	1,330	1,432	803	610

Non-interest expense
Salaries and employee benefits	4,093	3,238	1,809	1,766
Occupancy and equipment	722	512	362	244
Data processing fees	534	505	249	279
Professional fees	904	492	529	254
Other	1,741	965	901	554
Total non-interest expense	7,994	5,712	3,850	3,097

Income before income taxes	5,254	4,951	3,009	2,659

Income tax expense	2,033	1,934	1,163	1,048

Net income	$3,221	$3,017	$1,846	$1,611

Earnings per share (EPS):
Basic EPS	$0.68	$0.67	$0.39	$0.36
Diluted EPS	0.66	0.63	0.38	0.34

Weighted average shares outstanding:
Basic	4,730,707	4,517,133	4,731,696	4,502,985
Diluted	4,890,911	4,818,619	4,891,111	4,788,889

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TNCC Reports Record Second Quarter Results

July 29, 2008

TENNESSEE COMMERCE BANCORP, INC.

Financial Highlights

(Dollars in thousands except ratios and share data)

	2008	2007	% Change
Quarter To Date thru 6/30
Earnings:
Net Interest Income	$8,396	$6,646	26.33%
Non-Interest Income	803	610	31.64%
Provision for Loan Losses	2,340	1,500	56.00%
Operating Expense	3,850	3,097	24.31%
Operating Income	3,009	2,659	13.16%
Applicable Tax	1,163	1,048	10.97%
Net Income	$1,846	$1,611	14.59%

At June 30
Total Assets	$1,065,985	$751,392	41.87%
Net Loans	927,116	643,901	43.98%
Earning Assets	1,024,055	725,200	41.21%
Allowance for Loan Losses	11,520	8,619	33.66%
Deposits	955,248	683,385	39.78%
Shareholders' Equity	$65,652	$57,215	14.75%

Total Shares Outstanding	4,731,696	4,672,796	1.26%

Significant Ratios - 2nd Quarter
Net Interest Margin	3.44%	3.89%
Return on Average Assets	0.73%	0.91%
Return on Average Equity	11.38%	11.71%
Efficiency Ratio	41.85%	42.68%
Loan Loss Reserve/Loans	1.23%	1.32%
Capital/Assets	6.16%	7.61%
Total risk-based capital	10.17%	10.92%
Tier 1 capital	9.00%	9.67%

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TNCC Reports Record Second Quarter Results

July 29, 2008

TENNESSEE COMMERCE BANCORP, INC.
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS
(UNAUDITED)

	Three Months Ended June 30, 2008			Three Months Ended June 30, 2007
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans	$886,808	$17,215	7.81%	$612,545	$13,886	9.09%
Securities:
Taxable	82,470	1,144	5.62%	60,692	823	5.39%
Federal funds sold and other	14,054	70	2.00%	11,294	143	5.08%
Total interest-earning assets	983,332	$18,249	7.54%	684,531	$14,852	8.70%
Nonearning assets	34,293			23,032
Total assets	$1,017,625			$707,563

Interest-bearing liabilities:
Interest-bearing deposits	$897,607	$9,694	4.34%	$619,053	$8,047	5.21%
Federal funds purchased	8,229	61	2.98%	1,406	20	5.71%
Subordinated debt	19,501	278	5.73%	8,248	139	6.76%
Total interest-bearing liabilities	925,337	10,033	4.36%	$628,707	8,206	5.24%
Noninterest bearing deposits and other liabilities	27,018			23,690
Stockholders’ equity	65,270			55,161
Total liabilities and equity	$1,017,625			$707,558
Net interest income		$8,396			$6,646
Net interest spread (1)			3.18%			3.46%
Net interest margin (2)			3.44%			3.89%

(1)     Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(2)     Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

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TNCC Reports Record Second Quarter Results

July 29, 2008

TENNESSEE COMMERCE BANCORP, INC.
LOAN DATA

(amounts in thousands)
	6/30/08	3/31/08	6/30/07
LOAN BALANCES BY TYPE:
Commercial and Industrial	$556,056	$515,339	$415,285
Consumer	3,375	3,844	3,686
Real Estate:
Construction	152,075	135,151	88,103
1-4 Family	34,165	32,842	28,620
Other	153,770	154,750	108,644
Total Real Estate	340,010	322,743	225,367
Other	39,195	23,022	8,182
Total	$938,636	$864,948	$652,520

ASSET QUALITY DATA:
Nonaccrual Loans	$5,566	$5,835	$3,877
Loans 90+ Days Past Due	3,245	2,065	1,408
Total Non-Performing Loans	8,811	7,900	5,285
Other Real Estate Owned	485	690	-
Total Non-Performing Assets	$9,296	$8,590	$5,285

Non-Performing Loans to Total Loans	0.9%	0.9%	0.8%
Non-Performing Assets to Total Loans and OREO	1.0%	1.0%	0.8%
Allowance for Loan Losses to Non-Performing Loans	130.7%	139.7%	163.1%
Allowance for Loan Losses to Total Loans	1.2%	1.3%	1.3%
Loans 30+ Days Past Due to Total Loans	3.5%	2.6%	2.5%
(loans not included in non-performing loans)
Net Chargeoffs to Average Gross Loans	0.2%	0.1%	0.1%

NET CHARGEOFFS FOR QUARTER	$1,854	$887	$639

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